LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is made and entered into this 28 day of June, 2012, by and between BrightAutomotive, Inc. of 2701 Enterprise Drive, Suite 122, Anderson, Indiana 46013 ("Bright") and ControlledCarbon, LLC d/b/a Echo Automotive ("Licensee") (collectively "Parties") pursuant to the terms and conditions herein.

1.           Grant of License. Pursuant to the terms of this Agreement, Bright hereby grants to Licensee a royalty-free, perpetual, fully-paid up, worldwide, non-exclusive, non-transferable and non-sub-licensable limited license to use the Battery Management Software and CAD of Exhibit A( l) ("Software") and intellectual property of Exhibit A(2) ("Bright Intellectual Property") to develop, modify and/or sell, offer for sale, market, distribute, import and export derivative works. In the event of a sale of substantially all of the Licensee's Assets or Merger, the license may be conferred to the purchasing or new entity. In consideration for the granting of this license, Licensee hereby agrees to pay to Bright a one-time up-front license fee in the amount of Amount of $50,000. Bright acknowledges they have received such consideration in full.

2.           Ownership of Derivative Works. Bright shall retain all right, title and interest, including all intellectual property rights, in and to the Software, including the Bright Intellectual Property. The Licensee shall own, without restriction, all derivative works of Bright Intellectual Property and Software.

3.           Intellectual Property Rights and Copyrights. All intellectual property rights in and to the Software shall remain the exclusive property of Bright. The Licensee shall have no right in or to the Software except as expressly set forth in this Agreement. Intellectual property includes, but is not limited to, patents, inventions, invention disclosures, trademarks, trade secrets, know-how, software programs, proprietary data and databases, copyrights and all other similar items of intellectual property, whether registered or unregistered, including any rights created thereof. All rights not expressly granted hereunder by Bright are reserved for Bright.

4.           Confidentiality. Licensee shall treat all proprietary material or information belonging to Bright or to any third party to which Bright owes a duty to maintain confidentiality as confidential, including, without limitation, all business information, computer software and computer technology that is not in the public domain, whether patentable or not, which is acquired by or on behalf of Licensee from time to time under this Agreement ("Confidential Information"). All Confidential Information shall be used solely to enable Licensee to use the Software in accordance with this Agreement.

5.           Indemnification, Warranty and Liability. Neither Party will be liable to the other Party for any special, consequential, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same, or cost of procurement of substitute products, services), arising from any claim relating to this Agreement or the subject matter hereof. The Software is provided "as is" and Bright makes no warranties, whether express or implied regarding or relating to the Software, including but not limited to warranties of merchantability, title, quiet enjoyment, accuracy of data, system integration, course of performance or fitness for a particular purpose with respect to the Software and any resultant product. Bright does not warrant that the Software provided under this Agreement will operate uninterrupted or that it will be free from defects. In the event there are any damages awarded through a court order or other process, the total amount of damages will not exceed $50,000 plus enforcement costs; provided that no party is restricted from obtaining injunctive relief to prevent violation of this agreement or enforcement of other rights.

6.           General Terms. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana AND THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY DISPUTE RELATED TO THIS AGREEMENT. Licensee may not assign any right, license or obligation under this Agreement to any third party without the Bright's consent. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior or simultaneous, representations, discussions, negotiations, and agreements, and industry customs or trade practices. If any provision of the terms of this Agreement is found by a court of competent jurisdiction or arbitral award to be unlawful, invalid or unenforceable, that provision will be amended to achieve as nearly as possible the same economic effect as the original provisions and the remainder of this Agreement will remain in full force.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

/s/ ______________________________________________	/s/ ______________________________________________
Bright Automotive, Inc.	Dan Kennedy
2701 Enterprise Drive, Suite	CEO
122	2701 Enterprise Drive, Suite 122
Anderson, Indiana 46013	Anderson, Indiana 4601
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